Exhibit 10(b)

Summary of Fiscal Year 2006 Award Opportunities Under The

Alberto-Culver Company Management Incentive Plan, As Amended,

For Certain Executive Officers

Pursuant to Alberto-Culver Company’s (the “Company”) Management Incentive Plan (the “MIP”), on September 20, 2005, the Compensation and Leadership Development Committee of the Board of Directors of the Company (the “CLD Committee”) established financial performance criteria for fiscal year 2006 for Carol L. Bernick, Chairman and a Director; Howard B. Bernick, President and Chief Executive Officer and a Director; William J. Cernugel, Senior Vice President and Chief Financial Officer; Michael H. Renzulli, Chairman of Sally Beauty Company; and V. James Marino, President of Alberto-Culver Consumer Products Worldwide. Under the MIP, the CLD Committee may base a participant’s annual bonus upon one or more financial criteria set forth in the MIP, allocating the percentage weight that each such criterion has on the annual bonus. For the officers listed above, the financial criteria and percentage allocation were established by the CLD Committee as follows:

•	Mrs. Bernick’s award opportunity is weighted 50% on sales and 50% on operating earnings of the Company;

•	Mr. Bernick’s award opportunity is weighted 50% on sales and 50% on operating earnings of the Company;

•	Mr. Cernugel’s award opportunity is weighted 50% on sales and 50% on operating earnings of the Company;

•	Mr. Renzulli’s award opportunity is weighted 5% on sales and 5% on operating earnings of the Company and 45% on sales and 45% on operating earnings of Sally Beauty Company;

•	Mr. Marino’s award opportunity is weighted 5% on sales and 5% on operating earnings of the Company and 45% on sales and 45% on operating earnings of Alberto-Culver Consumer Products Worldwide; and

Under the MIP, “operating earnings” means pre-tax earnings before non-recurring and other unusual items reported separately in the Company’s income statement.